Exhibit 4.1

     Agreement of Transfer of Capital Contributions and Profit Sharing Right

This Agreement of Transfer of Capital Contributions and Profit Sharing Right (the "Agreement") is made by and among:

Party A: China Tailong Holdings Company Limited
Address: Flat/RM 808 8/F Tung Ying Bldg 100 Nathan Rd, Tsim Sha Tsui KL Legal representative: Yu Chang
Position: Board Chairman
Nationality: China

Party B: Cathy-Pacific Enterprises Ltd.
Address: Suite213-22188 Lougheed, Hwy. Maple Ridge, B.C. Canada V2X 2S8 Legal representative: Elmer Walske
Position: Board Chairman
Nationality: Canada

Party C: Beijing Taiming Applied Technology Institute
Address: No.43, Fengtai Road, Fengtai District, Beijing, China
Legal representative: Xihe Yu
Position: Board Chairman
Nationality: China

Party D: Harbin Ying Long Industrial Ltd.
Address: West side of Dalian Road, Jizhong District, Haping Road,
Development Zone, Harbin, China
Legal representative: Yu Chang
Position: Board Chairman
Nationality: China

Whereas:
1. The PACIFIC DRAGON FERTILIZERS LTD., HARBIN (hereinafter referred as to "Tailong Company") is a Chinese-Foreign contractual joint venture company established under the Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture, and its business scope includes research, development, production, and distribution of fertilizers. Moreover, Tailong Company holds the Business License for Enterprises as Legal Persons of PRC (No.00059) issued by the State Administration for Industry and Commerce. And its registered capital is RMB 4350,000 (USD500,000);

2. Party A is a limited company established under the Company Law of Hong Kong, which is the transferee of capital contribution and profit sharing right in Tailong Company;



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3. Party B is a limited  company  established  under the  Company Law of Canada, which are both the foreign party and the transferor of capital contribution and profit sharing right in Tailong Company;

4. Party C is a collectively owned corporation, which holds the Business License for Enterprises as Legal Persons issued by the Administration for Industry and Commerce of Fengtai District, Beijing, and its business scope covers fertilizers productions, and whole set of technology equipment, biology engineering, refined chemical productions, and new type of high-energy fuel and related equipments, medical apparatus, development of optical engineering productions, transfer and sale of technology. Further, it is Chinese party and transferor of capital contribution and profit sharing right in Tailong Company;

5. Party D is a limited company established under the Company Law of China, which holds the Business License for Enterprises as Legal Persons issued by the Administration for Industry and Commerce of Harbin city, and its business scope covers wholesale and retail of construction material, automobile parts, mechanical equipments, and woods. Further, it is Chinese party and transferor of capital contribution and profit sharing right in Tailong Company;

6. Party B consents to transfer all its 30% capital contribution, i.e. USD1,500,000 (equivalent to RMB 1,305,000) and 49% profit sharing right in Tailong Company to Party A; Party C consents to transfer all its 27% capital contribution, i.e. RMB 1160,000 and 10% profit sharing right in Tailong Company to Party A; Party D consents to transfer 33% of its capital contribution, i.e. RMB 1,435,500, and 31% of its profit sharing right in Tailong Company to Party A; And Party A accepts the above transfer of capital contribution and profit sharing rights in Tailong Company.

Therefore, in accordance with the Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture and the Contract Law of PRC, this Agreement is entered into by and among the Parties mentioned above:

Article 1. This Agreement is entered into in accordance with the Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture and the Contract Law of PRC.

Article 2. Party B consents to transfer all its 30% capital contribution, i.e. USD1,500,000 (equivalent to RMB 1,305,000) and 49% profit sharing right in Tailong Company to Party A; Party C consents to transfer all its 27% capital contribution, i.e. RMB 1160,000 and 10% profit sharing right in Tailong Company to Party A; Party D consents to transfer 33% of its capital contribution, i.e. RMB 1,435,500, and 31% of its profit sharing right in Tailong Company to Party A; And Party A accepts the above transfer of capital contribution and profit sharing rights in Tailong Company. All other parties except for Party A forfeit their rights of first refusal to purchase the above capital contribution and profit sharing rights.



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Article 3. After these transfers,  Party A owns 90% capital contribution and 90%
profit sharing right of Tailong Company, and Party D owns 10% capital contribution and 10% profit sharing right of Tailong Company. Neither Party B nor Party C has any capital contribution or interest in Tailong Company.

Article 4. Party A shall remit $50,000.00 (USD fifty thousand only), which is the outstanding of Party B's capital contribution to Tailong Company, into Tailong Company's account in 30 days after the transfer contemplated herein is approved by the relevant examination and approval authority of China.

Since Party C's capital contribution to Tailong Company was a patent appraised to be worth RMB1,160,000, after the transfer contemplated herein, Party C will withdraw its patent. Accordingly, Party A shall contribute RMB 1,160, 000 to Tailong Company's account within 30 days after the examination and approval authority issued the approval documents concerning the transfer

Party A shall remit RMB 1,450,000.00, which is transfer price of the Party D's capital contribution and profit sharing right in Tailong Company (33% and 31% respectively), into Party D's bank account, in 30 days after the transfer is approved by the examination and approval authority of China.

Article 5. Except as otherwise provided for in this Agreement, no Party shall claim any right or interest against Tailong Company after this Agreement becomes effective.

Article 6. After the Agreement becomes effective, Tailong Company's former Joint Venture Contract and Articles of Association should be terminated immediately. Party A and Party D shall draft a new joint venture contract and Articles of Association.

Article 7. Both the Party A and Party D shall enjoy rights and perform duties as prescribed by the Joint Venture Contract and Articles of Association after they accept the transfers.

Article 8. Neither Party of this Agreement shall unilaterally modify or rescind the Agreement. Failure to perform this Agreement by any Party shall constitute breach of this Agreement. The Defaulting Party shall pay 10% of total transfer price to the non-defaulting party as a penalty for breach of this Agreement, and compensate the loss of non-defaulting party. Where a Party breaches this Agreement, the other Party may terminate this Agreement without any liability, or demand the Defaulting Party to continue performing this Agreement. Continuing to perform this Agreement will not release the breaching Party's liability to compensate for breaching this Agreement. Should both Parties breach the Agreement, each shall bear its respective share of the responsibility for breaching this Agreement.



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Article 9. All issues  concerning  the  establishment  and management of Tailong
Company in this Agreement shall be governed by the Law of the People's Republic of China on Chinese-Foreign Contractual Joint Venture and relevant laws of the PRC; the clauses concerning Party A and Party B shall be governed by general international practices; the clauses concerning Parties A, C, and D shall be governed by the Contract Law of PRC.

Article 10. During the term of this Agreement, if any disaster, such as earthquake, flood and so on, or other relevant material accident occurs, which may make the purpose of the Agreement impossible to be realized, then, the Parties of this Agreement may delay or terminate to perform this Agreement on the basis of the principles of equality and mutual benefit.

Article 11. In the event that any dispute arises out of, under or in connection with this Agreement, it shall be first settled through negotiation among the Parties. In the event that the Parties are unable to settle the dispute, the Parties may enter into an arbitration agreement and submit the dispute to an arbitration body or bring a lawsuit in a competent court.

Article 12. The issues that are not provided for in this Agreement may be provided for in a supplemental agreement upon both Parties' agreement. Such supplemental agreement shall be an integral part of this Agreement and of the same legal force.

Article 13. This Agreement shall become effective upon execution by both Parties and approval by government authority in charge of foreign investment. This Agreement may be modified, rescinded, and terminated in advance on the basis of the principles of equality and mutual benefit.

Article 14. This Agreement is written in both Chinese and English. Should any provisions in this Agreement be susceptible to several interpretations, they shall be interpreted in accordance with the Chinese version of this Agreement.

Article 15. This Agreement has four original copies, and each Party holds one of them, the rest shall be sent to government authority in charge of foreign investment to apply for the changes provided herein.

Article 16. This Agreement is signed on June 8, 2004 in Hong Kong, China.

Party A: China Tailong Holdings Company Limited

The authorized representative: /s/Teng Xiao Yong



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Party B: Cathy-Pacific Enterprises Ltd.

The authorized representative: /s/Elmer Walske

Party C: Beijing Taiming Applied Technology Institute

The authorized representative:/s/ Xihe Yu

Party D: Harbin Ying Long Industrial Ltd.

The authorized representative: /s/ Chang Yu






















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